                                   DVI, INC.,

                                     Issuer



                                       to


                        FIRST TRUST NATIONAL ASSOCIATION,

                                     Trustee






                           --------------------------


                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of January 30, 1997


                                       to


                            DEBT SECURITIES INDENTURE

                          Dated as of January 27, 1997.


                           --------------------------

              FIRST SUPPLEMENTAL INDENTURE, dated as of January 30, 1997, between DVI, Inc., a Delaware corporation, and First Trust National Association, a national banking association, trustee (the "Trustee") under the Debt Securities Indenture dated as of January 27, 1997 (the "Indenture").

                                    RECITALS

              Section 901(2) of the Indenture permits supplements thereto without the consent of Holders of Securities to add to the covenants of the Company for the benefit of all or any series of Securities and Section 902(7) of the Indenture permits supplements thereto to establish the form or terms of Securities of any series as permitted by Sections 201 and 301; and

              The Company wishes to establish the form and terms of its 9 7/8% Senior Notes due 2004 (the "Notes") and to add to the Indenture certain covenants of the Company only for the benefit of the Holders of the Notes.

              NOW THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

                                   ARTICLE ONE

                                    THE NOTES

         SECTION 1.01. Creation of the Debt Securities. In accordance with
Section 301 of the Indenture, the Company hereby creates the Notes as a series of its Securities issued pursuant to the Indenture. The Notes shall be issued in an aggregate principal amount not to exceed $100,000,000.

         SECTION 1.02. Form of the Debt Securities. The Notes shall be represented by a single fully-registered global note in book-entry form (the "Global Note") which shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of the nominee of DTC. The Notes shall be in the form of Exhibit A attached hereto. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in the Global Notes shall be shown on, and transfers thereof shall be effected only through, records maintained by DTC (with respect to beneficial interests of participants or persons that hold interests through participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

         SECTION 1.03. Terms and Conditions of the Debt Securities. The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

         (a) Redemption. The Notes shall be redeemable at the election of the Company, as a whole or from time to time in part, at any time on or after February 1, 2002, on not less than 30 nor more than 60 days' prior notice at the Redemption Prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the Redemption Date, if redeemed during the 12-month period beginning on February 1 of the years indicated below (subject to the right if Holders of record on the relevant record date to receive interest due on an Interest Payment Date):

         Year                                          Redemption Price
         ----                                          ----------------
         2002                                          102.821
         2003                                          101.411

and thereafter at 100% of the principal amount, together with accrued interest, if any, to the Redemption Date.

         If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee by such method as the Trustee deems fair and appropriate.

         (b) Payment of Principal and Interest. Settlement for the Notes shall be made in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds. The Notes shall trade in the Same-Day Funds Settlement System of the DTC until Maturity, and secondary market trading activity for the Notes shall settle in immediately available funds.

         (c) Applicability of Defeasance or Covenant Defeasance. The provisions of Article 14 of the Indenture shall apply to the Notes.


                                   ARTICLE TWO

                                   DEFINITIONS

              SECTION 201. For purposes of this First Supplemental Indenture, all terms used herein, unless otherwise defined, shall have the meanings assigned to them in the Indenture. Except as the context otherwise requires, references to the "Indenture" are to the Indenture as amended and supplemented hereby.

         SECTION 202. Section 101 of the Indenture is hereby amended by deleting the definitions of "Closing Date," "Debt," "Maturity" and "Qualified Equity Interest" therein contained and by adding thereto the definitions of "Acquired Debt," "Asset Sale," "Average Life," "Change of Control," "Consolidated Adjusted Net Income," "Consolidated Leverage Ratio," "Disinterested Director," "Excess Spread," "Excess Spread Receivables," "guarantee," "Hedging Obligations," "Investment," "Net Cash Proceeds," "Permitted Investments," "Permitted Joint Ventures," "Permitted Warehouse Debt," "Preferred Stock," "Qualified Equity Interest," "Qualified Stock," "Receivables," "Subordinated Debt," "Unrestricted Subsidiary," "Warehouse Debt" and "Warehouse Facility" set forth below:

              "Acquired Debt" means Debt of a Person (a) existing at the time such Person is merged with or into the Company or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

              "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer") by the Company or a Restricted Subsidiary, directly or indirectly, in one or a series of related transactions, to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries representing a division or line of business, (c) any other properties or assets of the Company or any Restricted Subsidiary, other than transactions in the ordinary course of business or (d) any Excess Spread Receivables. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets", (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant, or
         (iv) the gross proceeds of which do not exceed $1 million for any particular item. For purposes of this definition, the term "ordinary course of business" shall include, without limitation, (x) dispositions of collateral acquired by the Company through foreclosure or otherwise and (y) disposals of Receivables through securitization, whole loan sales or other similar transactions.

              "Average Life" means, as of the date of determination with respect to any Debt or Disqualified Stock, the quotient obtained by dividing
         (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Debt or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

         "Change of Control" means the occurrence of any of the following events:

              (a) any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Company;

              (b) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

              (c) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

         "Closing Date" means the date on which the Notes are originally issued under the Indenture.

         "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise.

         "Consolidated Leverage Ratio" means, at any date of determination, the ratio of (i) the aggregate amount of all Debt of the Company and its Restricted Subsidiaries at such date on a consolidated basis, excluding (A) Permitted Warehouse Debt and (B) Hedging Obligations permitted to be incurred pursuant to clause (v) of Section 1007 to (ii) the Consolidated Net Worth of the Company at such date.

         "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) Capitalized Lease Obligations, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such Person under or in respect of Hedging Obligations, and (h) every obligation (to the extent guaranteed by such Person) of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be treated as Debt for purposes of this definition. Furthermore, any securities issued in a securitization by a special purpose owner trust or other entity formed by or on behalf of a Person and to which Receivables have been sold or otherwise transferred by or on behalf of such Person or its Subsidiaries shall not be treated as Debt of such Person or its Subsidiaries for purposes of this definition, regardless of whether such securities are treated as indebtedness for tax or accounting purposes; provided, however, that any guarantee by the Company or a Restricted Subsidiary (other than such special purpose owner trust or similar entity) of indebtedness arising in connection with such securitization shall be treated as Debt for purposes of this definition.

         "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (other than by ownership of securities issued by the Company).

         "Excess Spread" means, over the life of a "pool" of Receivables that have been sold by the Company or a Restricted Subsidiary to a trust or other Person in a securitization or sale, the rights retained by the Company or its Restricted Subsidiaries at or subsequent to the closing of such securitization or sale with respect to such "pool", including any rights to receive cash flows attributable to such pool and any servicing rights retained.

         "Excess Spread Receivables" of the Company or a Restricted Subsidiary means the right to Excess Spread capitalized on the Company's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with GAAP).

         "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down under letters of credit. For purposes of this definition, the following actions, taken by any Person in connection with a disposition or permanent funding of Receivables through a securitization, whole loan sale or other similar transaction, shall not constitute a guarantee by that Person: (i) the furnishing of collateral or credit enhancement, whether in the form of cash, marketable securities, Excess Spread Receivables or otherwise; (ii) the acquisition and ownership of a subordinated or junior class of equity or debt securities issued in a securitization; or (iii) the provision of customary representations and warranties regarding the documentation of and credit underwriting practices followed with respect to, the Receivables being disposed of or funded.

         "Hedging Obligations" means the obligations of any Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

         "Investment" means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, or the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the transfer of any assets or properties from the Company or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

         "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption, purchase or otherwise.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

         "Permitted Investments" means any of the following:

              (a) Investments in (i) securities with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof);
         (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500 million; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services;

              (b) the application, directly or indirectly of up to $5 million of the net proceeds from the sale of the Notes to an Investment in a Permitted Joint Venture doing business in Latin America;

              (c) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

              (d) Investments by the Company or any of the Restricted Subsidiaries in any of the other of them;

              (e) Investments in Receivables or assets owned or used in the ordinary course of business;

              (f) Investments in existence on the Closing Date and any renewals, extensions, substitutions, refinancing or replacements of any such Investments to the extent they do not require an increase in the amount of such Investment;

              (g) promissory notes received as a result of Asset Sales permitted under Section 1010;

              (h) Excess Spread Receivables arising from the securitization or sale of Receivables by the Company or any of its Restricted Subsidiaries;

              (i) Investments comprised of promissory notes, stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Company or any of its Restricted Subsidiaries, or on sales of assets acquired through foreclosure or similar transactions;

              (j) other Investments in Permitted Joint Ventures that do not exceed $20 million at any time outstanding; and

              (k) Loans or other extensions of credit from the Company or a Restricted Subsidiary to a Permitted Joint Venture for the purpose of providing liquidity to such Permitted Joint Venture to allow it to originate or acquire Receivables in the ordinary course, provided that the Company or the Restricted Subsidiary has effective operational control of such Permitted Joint Venture.

         "Permitted Joint Venture" means any joint venture between the Company or one of its Restricted Subsidiaries and any other Person, which is primarily engaged in the business of originating, purchasing, brokering and marketing, pooling, selling, securitizing or servicing medical equipment loan receivables or medical receivables.

         "Permitted Warehouse Debt" means all Warehouse Debt outstanding from time to time; provided, however, that (i) the Warehouse Debt shall be deemed to be Permitted Warehouse Debt only to the extent that the assets to which such Warehouse Debt relates are expected by the Company to be permanently funded through a securitization or sale transaction and (ii) such Warehouse Debt shall be deemed to be Permitted Warehouse Debt only to the extent of the realizable value of the Receivables to which such Warehouse Debt relates and that were not originated or acquired by the Company more than 364 days prior to the date of determination (such realizable value to be determined in good faith by the Board of Directors of the Company) if that value is less than the amount of the Warehouse Debt..

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the initial issuance of the Notes, and including, without limitation, all classes and series of preferred or preference stock of such Person.

         "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

         "Qualified Stock" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

         "Receivables" means consumer and commercial loans, leases and receivables purchased or originated by the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that, for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

              "Subordinated Debt" means Debt of the Company that is subordinated in right of payment to the Notes.

              "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with Section 1015 and (b) any Subsidiary of an Unrestricted Subsidiary.

              "Warehouse Debt" means Debt incurred by the Company or a Restricted Subsidiary under a Warehouse Facility. Warehouse Debt under any Warehouse Facility shall be deemed to equal the principal amount of such Debt or, if less, the book value of the Receivables pledged under such Warehouse Facility to secure such Warehouse Debt.

              "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser a principal purpose of which is to finance the purchase or origination of Receivables by the Company or one or more of its Restricted Subsidiaries for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including purchase and sale facilities pursuant to which the Company or a Restricted Subsidiary sells Receivables to a financial institution and retains a right of first refusal upon the subsequent resale of such Receivables by such financial institution.

                                  ARTICLE THREE

                              ADDITIONAL COVENANTS

              SECTION 301. For the benefit of the holders of all Notes, Article Ten of the Indenture shall be amended by adding the following covenants:

                   SECTION 1007. Limitation on Debt.

                   The Company shall not, and shall not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Debt (including Acquired Debt and the issuance of Disqualified Stock), except that the Company may incur Debt or issue Disqualified Stock if, on the date of such incurrence or issuance and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

                   Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Debt ("Permitted Debt"):

              (i) Permitted Warehouse Debt of the Company or any Restricted Subsidiary;

              (ii) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date;

              (iii) Debt owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or any other Restricted Subsidiary (provided that such Debt is held by the Company or such Restricted Subsidiary);

              (iv) Debt represented by the Notes and any guarantees thereof by Restricted Subsidiaries;

              (v) Debt of the Company or any Restricted Subsidiary in respect of Hedging Obligations incurred in the ordinary course of business;

              (vi) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Debt under purchase money mortgages or secured by purchase money security interests so long as (x) such Debt is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Debt is created within 60 days of the acquisition of the related property; provided that the aggregate amount of Debt under clauses (A) and (B) does not exceed in the aggregate $5 million at any one time outstanding;

              (vii) Debt of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

              (viii) Acquired Debt of a Person, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of assets from such Person, as the case may be, provided that the Company on a pro forma basis could incur $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of this Section;

              (ix) Debt of the Company, not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $20 million at any one time outstanding;

              (x) Debt incurred under one or more working capital facilities in an amount not to exceed $10 million at any one time outstanding;

              (xi) Debt of the Company or any Restricted Subsidiary, which Debt is in the form of a guarantee and is incurred in connection with a securitization or sale of Receivables; provided, that the Company has concluded (as determined in good faith by the Board of Directors of the Company) that the incurrence of such Debt is necessary to obtain an investment grade rating for other Debt issued in connection with such securitization or sale of Receivables; and

              (xii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Debt, other than Debt incurred pursuant to clause (i),
         (vi), (ix), (x) or (xi) of this definition, including any successive refinancings thereof, so long as (A) any such new Debt is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of the expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced and (C) such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder, of the Debt being refinanced.

              SECTION 1008.  Limitation on Restricted Payments.

              The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

              (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Qualified Equity Interests and other than dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary);

              (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any

         Restricted Subsidiary, or any options, warrants or other rights to acquire such shares of Capital Stock (other than any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

              (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt; and

              (d) make any Investment (other than a Permitted Investment) in any Person

         (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

                   (i) no Default or Event of Default has occurred and is continuing,

                   (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of Section 1007 and

                   (iii) the aggregate amount of all Restricted Payments made after the Closing Date does not exceed the sum of:

                         (A) 25% of the aggregate Consolidated Adjusted Net
                   Income of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter during which the Closing Date occurred to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount), plus

                         (B) the aggregate net proceeds including the fair
                   market value of property other than cash (as determined by the Board of Directors, whose good faith determination shall be conclusive), received by the Company after the initial issuance of the Notes from the issuance or sale (other than to a Subsidiary) of Qualified Equity Interests of the Company; plus

                         (C) the aggregate net proceeds including the fair
                   market value of property other than cash (as determined by the Board of Directors, whose good faith determination shall be conclusive), received by the Company after the initial issuance of the Notes from the issuance or sale (other than to a Restricted Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange.

              Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as (with respect to clauses
(e), (f) and (g) below) no Default or Event of Default has occurred and is continuing or would occur:

              (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provision;

              (b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company;

              (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company;

              (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Debt, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Debt with such new Subordinated Debt pursuant to clause (xii) of the definition of Permitted Debt;

              (e) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a change of control in accordance with provisions similar to Section 1009, provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in Section 1009 with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

              (f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business after the Closing Date in an amount not to exceed $1 million in the aggregate at any one time outstanding;

              (g) Investments by the Company or a Restricted Subsidiary in another Person made with, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Stock of the Company; and

              (h) the making of an Investment in a Permitted Joint Venture so long as the aggregate amount of all such Investments pursuant to this clause (h) made after the Closing Date does not exceed the difference between (A) 25% of the aggregate Consolidated Adjusted Net Income (without giving effect to clause (e) of the definition thereof) of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter during which the Closing Date occurred to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Investment, minus (B) the aggregate amount of all Restricted Payments made after the Closing Date in reliance on the foregoing clause (iii)(A); provided, that, at the time of, and immediately after giving effect to, the proposed Investment in a Permitted Joint Venture pursuant to this clause (h), the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of Section 1007.

              The actions described in clauses (b), (c), (e), (f), (g) and (h) of this paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section and the actions described in clauses (a) and (d) of this paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section.


              For the purpose of making any calculations under this Indenture
(i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment in an amount equal to the fair market value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, shall be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

              If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision shall be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

              If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision shall be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Adjusted Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

              In computing Consolidated Adjusted Net Income of the Company under the foregoing clause (iii)(A), (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such

Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

              SECTION 1009. Purchase of Notes upon a Change of Control.

              If a Change of Control occurs at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in this Indenture.

              Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at its address appearing in the Security Register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act;
(ii) that any Note not tendered shall continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control purchase date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

              The Company shall comply with the applicable tender offer rules including Rule l4e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

              The Company shall not, and shall not permit any Restricted Subsidiary to, create any restriction (other than restrictions existing under Debt as in effect on the Closing Date or in refinancings of such Debt) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

              SECTION 1010. Limitation on Certain Asset Sales.

              (a) The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or cash equivalents.

              (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of such Net Cash Proceeds to the repayment of senior Debt of the Company or a Restricted Subsidiary or
         (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that shall be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date, or in Permitted Joint Ventures. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph
         (b) constitutes "Excess Proceeds".

              (c) When the aggregate amount of Excess Proceeds exceeds $5 million the Company shall, within 30 days thereafter, make an offer to purchase from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth in this Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes to be purchased shall be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

              SECTION 1011. Limitation on Transactions with Affiliates.

              The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Capital Stock of the Company at any time outstanding ("Interested Persons"), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Interested Persons and (b) either (i) with respect to any transaction or series of transactions involving aggregate payments in excess of $1 million, but less than $5 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or transactions comply with clause (a) above or (ii) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $5 million, such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

              The foregoing covenant shall not restrict

              (A) transactions among the Company and/or its Restricted Subsidiaries;

              (B) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary; and

              (C) the application, directly or indirectly, of up to $5 million of the net proceeds from the sale of the Notes to fund the Company's Investment in a Permitted Joint Venture doing business in Latin America.

              SECTION 1012. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

              The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Debt owed to the Company or any other Restricted Subsidiary,
(c) make loans or advances to the Company or any other Restricted Subsidiary,
(d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (e) guarantee any Debt of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

              (i)   any agreement in effect on the Closing Date;

              (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

              (iii) the refinancing or successive refinancings of Debt incurred under the agreements in effect on the Closing Date, so long as such encumbrances or restrictions are no less favorable to the Company or any Restricted Subsidiary than those contained in such original agreement;

              (iv) Warehouse Facilities and other credit facilities, provided, however, that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive in the aggregate than those contained in the revolving credit agreement with a syndicate of banks and Fleet Bank, National Association, as agent, dated March 28, 1995, in effect on the Closing Date in the judgment of the Board of Directors of the Company as evidenced by a resolution of the Board of Directors of the Company and filed with the Trustee; or

              (v) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired.

              SECTION 1013. Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries.

              The Company (a) shall not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and (b) shall not permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this Section shall not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of this Indenture or (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

              SECTION 1014. Limitation on Guarantees of Debt by Restricted Subsidiaries.

              The Company shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Company or any Debt of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary and (b) with respect to any guarantee of Subordinated Debt by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes, provided that the foregoing provision shall not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

              Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

              SECTION 1015. Unrestricted Subsidiaries.

              (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of Section 1008, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company and (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Notwithstanding the foregoing, the Company may not designate DVI Business Credit Corporation or DVI Financial Services Inc. as an Unrestricted Subsidiary and may not sell, transfer or otherwise dispose of any properties or assets of DVI Business Credit Corporation or DVI Financial Services Inc. to an Unrestricted Subsidiary, other than in the ordinary course of business.

              (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Debt is permitted under Section 1007 and (ii) no Default or Event of Default shall have occurred and be continuing following such designation.

              SECTION 1016. Limitation on Liens.

              The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Debt, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

              Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, incur the following Liens ("Permitted Liens"):

              (i) Liens on property or assets securing Permitted Warehouse Debt of the Company or any Restricted Subsidiary, other than Liens on Excess Spread Receivables related to such Permitted Warehouse Debt not created in favor of the lenders under the related Warehouse Facility;

              (ii) Liens incurred in connection with a securitization or sale of Receivables, other than Liens on Excess Spread Receivables related to such securitization or sale transaction that were not created at the time of such securitization or sale transaction;

              (iii)  Liens existing as of the Closing Date;

              (iv) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

              (v)    Liens securing the Notes;

              (vi) Liens representing the interest or title of lessors under Capitalized Lease Obligations or Liens securing purchase money mortgages or purchase money security interests, so long as the aggregate amount secured by such Liens does not exceed the amount permitted by clause (vi) of the definition of "Permitted Debt";

              (vii) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Debt by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired in connection with the incurrence of such Acquired Debt;

              (viii) Liens (other than on any Excess Spread Receivables) securing obligations under Hedging Obligations permitted to be incurred pursuant to clause (v) of the definition of "Permitted Debt";

              (ix) statutory Liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business with respect to (A) amounts not yet delinquent or (B) amounts being contested in good faith by appropriate proceedings or (C) an aggregate amount at any one time not in excess of $1 million;

              (x) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

              (xi) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

              (xii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

              (xiii) Liens arising by reason of any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

              (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

              (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

              (xvi) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xv); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

              SECTION 1017. Limitation on Investment Company Status.

              The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company or any of its Subsidiaries to register as an "investment company" under the Investment Company Act of 1940, as amended.

              SECTION 1018. Maintenance of Properties.

              The Company shall cause all material properties owned by or leased to it or any Restricted Subsidiary of the Company and necessary in the conduct of its business or the business of such Restricted Subsidiary to be maintained and kept in normal condition, repair and working order, ordinary wear and tear excepted;

provided that nothing in this Section shall prevent the Company or any Restricted Subsidiary of the Company from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Company or the Restricted Subsidiary concerned, or of any officer (or other agent employed by the Company or any Restricted Subsidiary of the Company) of the Company or such Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of the Company or any Restricted Subsidiary of the Company and if such discontinuance or disposal is not adverse in any material respect to the Holders.

              The Company shall provide or cause to be provided, for itself and any Restricted Subsidiaries of the Company, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties in the same general areas in which the Company or such Restricted Subsidiaries operate.

              SECTION 1019. Provision of Financial Statements.

              (a) The Company shall supply without cost to each Holder of the Securities of any series, and file with the Trustee (if not otherwise filed with the Trustee pursuant to Section 703) within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and quarterly reports and of the information, documents and other reports which the Company may be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

              (b) If the Company is not required to file with the Commission such reports and other information referred to in Section 1012(a), the Company shall furnish without cost to each Holder of the Securities and file with the Trustee (i) within 140 days after the end of each fiscal year, annual reports containing the information required to be contained in Items 1, 2, 3, 6, 7, 8 and 9 of Form 10-K promulgated under the Securities Exchange Act of 1934, or substantially the same information required to be contained in comparable items of any successor form, and (ii) within 75 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Securities Exchange Act of 1934, or substantially the same information required to be contained in any successor form.

              SECTION 1020. Reports.

              The Company shall be required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company shall also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

              SECTION 1021. Waiver of Certain Covenants.

              The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 1007 through 1016 and 1018 through 1020 with respect to Securities of any series if, before or after the time for such compliance, the Holders of a majority in aggregate principal amount of all Outstanding Securities of the series shall, by Act of such Holders, waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.


                                  ARTICLE FOUR

                                FURTHER AMENDMENT

              SECTION 401. SECTION 1403 of the Indenture is deleted and replaced by the following:

                   SECTION 1403. Covenant Defeasance.

              Upon the Company's exercise of the above option applicable to this Section with respect to any Securities of or within a series, the Company shall be released from its obligations under Sections 1007 through 1016 and 1018 through 1020 and, if specified pursuant to Section 301, its obligations under any other covenant, with respect to such Outstanding Securities and any related coupons on and after the date the conditions set forth in Section 1404 are satisfied (hereinafter, "covenant defeasance"), and such Securities and any related coupons shall thereafter be deemed not to be "Outstanding" for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "Outstanding" for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Securities and any related coupons, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under
Section 501(4) or Section 501(8) or otherwise, as the case may be, but, except as specified above, the remainder of this Indenture and such Securities and any related coupons shall be unaffected thereby.


                                  ARTICLE FIVE

                            MISCELLANEOUS PROVISIONS

              SECTION 501. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York. The terms and conditions of this First Supplemental Indenture shall be, and be deemed to be, part of the terms and conditions of the Indenture for any and all purposes applicable to the Notes, in accordance with the terms and provisions of
Section 901 of the Indenture. Other than as amended and supplemented by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed.

              SECTION 502. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same upon the terms and conditions set forth in the Indenture.

              SECTION 503. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

                                        DVI, INC.

                                        By:  /s/ Steven R. Garfinkel
                                             _____________________________
                                             Name:  Steven R. Garfinkel
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                                        FIRST TRUST NATIONAL ASSOCIATION

                                        By:  /s/ Edward F. Kachinski
                                             _____________________________
                                             Name:  Edward F. Kachinski
                                             Title: Vice President

                                    EXHIBIT A

                                  FORM OF NOTE

              UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                                    DVI, INC.

                          9 7/8% Senior Notes due 2004
                                                             CUSIP NO. 233343AB8

No. 1                                                              $ 100,000,000

              DVI, Inc., a Delaware corporation (herein called the "Company", which term includes any successor entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns the principal sum of ONE HUNDRED MILLION DOLLARS on February 1, 2004, at the office or agency of the Company referred to below, and to pay interest thereon on August 1, 1997 and semiannually thereafter, on February 1 and August 1 in each year, from January 30, 1997 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 9 7/8% per annum, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand interest on any overdue interest at the rate borne by the Securities from the date of the Interest Payment Date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for, and interest on such defaulted interest at the interest rate borne by the Securities, to the extent lawful, shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in The City of New York, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

              IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


                                            DVI, INC.


                                            By: _______________________________


Attest:



________________________________
Authorized Signatory



                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

  This is one of the Securities referred to in the within-mentioned Indenture.

                                            FIRST TRUST NATIONAL ASSOCIATION
                                                 as Trustee

                                            By:  ____________________________
                                                 Authorized Signatory



Dated:  ___________________

                          [FORM OF REVERSE OF SECURITY]


              This Security is one of a duly authorized issue of securities of the Company designated as its 9 7/8% Senior Notes due 2004 (herein called the "Securities"), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $100,000,000 which may be issued in one or more series under an indenture (herein called the "Indenture") dated as of January 27, 1997, between the Company and First Trust National Association, trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part) as supplemented by the First Supplemental Indenture dated as of January 30, 1997 between the Company and the Trustee (together the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

              The Securities shall be redeemable at the election of the Company, as a whole or from time to time in part, at any time on or after February 1, 2002, on or not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the Redemption Date, if redeemed during the 12-month period beginning on February 1 of the years indicated below (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date):

                                                            Redemption
              Year                                             Price
              ----                                          ----------

              2002........................................   102.821%
              2003........................................   101.411%

and thereafter at 100% of the principal amount, together with accrued interest, if any, to the Redemption Date.

              If less than all of the Securities are to be redeemed, the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee by such method as the Trustee deems fair and appropriate.

              If an Event of Default shall occur and be continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

              The Indenture contains provisions for defeasance at any time of
(a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

              The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of each series affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities of such series at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

              No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

              As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained for such purpose in The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

              The Securities are issuable only in registered form, without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any registration of transfer or exchange or redemption of Securities, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or governmental charges that may be imposed in connection therewith.

              Prior to the time of due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

              All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

              The following abbreviations, when used in the inscription on the face of this Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common           UNIF GIFT MIN ACT-...... Custodian.....
                                                           (Cust.)       (Minor)
TEN ENT - as tenants by the entireties   under Uniform Gifts to Minors
                                         Act....................................
                                                         (State)
JT TEN  - as joint tenants with right
          of survivorship and not
          as tenants in common

     Additional abbreviations may also be used though not in the above list.

                                 ASSIGNMENT FORM

To assign this Security, fill in the form below:
(I) or (we) assign and transfer this Security to



________________________________________________________________________________
               (Insert assignee's social security or tax I.D. no.)

________________________________________________________________________________


________________________________________________________________________________


________________________________________________________________________________


________________________________________________________________________________
              (Print or type assignee's name, address and zip code)


and irrevocably appoint_________________________________________________________
agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: __________________  Signature:____________________________________________
                                   (sign exactly as name appears on the other
                                    side of this Security)



Signature guaranteed by:  _________________________________